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                                                                EXHIBIT 10.14(b)


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is made and entered into as of June 19, 2002, (the "EFFECTIVE DATE") by and between Cinemark, Inc., a Delaware corporation (the "COMPANY") and Alan Stock (the "EXECUTIVE").

                                   WITNESSETH:

     WHEREAS, the Company and the Executive desire to enter into an employment arrangement and this Agreement to assure the Company of the continuing and exclusive service of the Executive and to set forth the terms and conditions of the Executive's employment with the Company.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

     1. Employment.

          1.1 Title and Duties. The Company hereby employs the Executive as President and Chief Operating Officer of the Company. The Executive's duties, responsibilities and authority shall be consistent with the Executive's position and shall include serving in a similar capacity with Cinemark USA, Inc. and such other duties, responsibilities and authority as may be assigned to the Executive by the Board of Directors of the Company (the "BOARD"). The Executive shall report directly to the Chief Executive Officer of the Company.

          1.2 Services and Exclusivity of Services. The Company and the Executive recognize that the services to be rendered by the Executive are of such a nature as to be peculiarly rendered by the Executive, encompass the individual ability, managerial skills and business experience of the Executive and cannot be measured exclusively in terms of hours or services rendered in any particular period. The Executive agrees to devote Executive's full business time and to use Executive's best efforts, energy and ability exclusively toward advancing the business, affairs and interests of the Company, and matters related thereto.

          1.3 Location of Office. The Company shall make available to the Executive an office and support services in the Dallas/Plano, Texas area. The Executive's main office shall be at such Dallas/Plano location.

     2. Term. The term of this Agreement (the "TERM") shall commence as of the Effective Date and shall continue for a period of three years thereafter; provided, however, that at the end of each year, the Term shall be extended for an additional one-year period unless the Executive's employment with the Company is terminated in accordance with Section 5. References in this Agreement to the "balance of the Term" shall mean the period of time remaining on the scheduled Term of this Agreement after giving effect to the most recent extension of the Term occurring prior to any termination of this Agreement.


EMPLOYMENT AGREEMENT                                                      Page 1
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     3. Compensation.

          3.1 Base Salary. During the Term, the Company will pay to the Executive a base salary at the rate of $384,658.00 per year, payable in accordance with the Company's practices in effect from time to time ("BASE Salary"). Amounts payable shall be reduced by standard withholding and other authorized deductions. Such Base Salary shall be reviewed during December of each year during the Term for increase (but not decrease) in the sole discretion of the Board or such individual, group or committee that the Board may select as its delegate (which may include the Company's Chief Executive Officer) not less frequently than annually during the Term. In conducting any such review, the Board or such delegate shall consider and take into account, among other things, any change in the Executive's responsibilities, performance of the Executive, and compensation of other similarly situated executives of the other comparable companies and other pertinent factors. The Executive's Base Salary shall not be decreased except upon mutual agreement between the parties.

         3.2 Bonuses; Incentive, Savings and Retirement Plans; Welfare Benefit Plans.

               (a) The Executive shall be entitled to participate in all annual and long-term bonuses and incentive, savings and retirement plans generally available to other similarly situated executive employees of the Company. The Executive, and the Executive's family as the case may be, shall be eligible to participate in and receive all benefits under welfare benefit plans, practices, programs and policies provided to other similarly situated executive employees of the Company, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs. The Company reserves the right to modify, suspend or discontinue any and all of its benefits referred to in this
Section 3.2 at any time without recourse by the Executive so long as such action is taken generally with respect to other similarly situated peer executives and does not single out the Executive.

               (b) For each fiscal year during the Term, commencing with the fiscal year ended December 31, 2002, Executive shall be entitled to receive an annual incentive cash bonus (the "ANNUAL BONUS") based upon Company EBITDA targets established by the Board (or such individual, group or committee that the Board may select as its delegate) using the criteria set forth on Schedule 3.2(b) attached hereto. All such annual cash incentive bonus payments shall be payable within 90 days after the end of the fiscal year during which the criteria for payment of the Annual Bonus are achieved and shall be reduced by standard withholding and other authorized deductions.

          3.3 Fringe Benefits. The Executive shall be entitled to receive fringe benefits consistent with the Executive's duties and position, and in accordance with the benefits provided to other similarly situated executive employees of the Company. The Company reserves the right to modify, suspend or discontinue any and all of its fringe benefits referred to in this Section 3.3 at any time without recourse by the Executive so long as such action is taken generally with respect to other similarly situated peer executives and does not single out the Executive.



EMPLOYMENT AGREEMENT                                                      Page 2
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          3.4 Expenses. The Executive shall be entitled to reimbursement for expenses incurred in the furtherance of the business of the Company in accordance with the Company's practices and procedures, as they may exist from time to time. The Executive shall keep complete and accurate records of all expenditures such that the Executive may fully account according to the Company's practices and procedures.

          3.5 Vacation. The Executive shall be entitled to paid vacations and other absences from work in accordance with the Company's vacation and absence policy in effect at the time of such vacations or absences.

          3.6 Additional Benefits Upon a Change in Control

               (a) In the event a Change of Control (defined below) occurs during the Term, the Executive shall be entitled to receive, simultaneously with the completion of any event giving rise to a Change in Control, a cash lump sum amount equal to:

                    (i) Executive's Accrued Employment Entitlements (in accordance with the terms of the benefit plans providing such benefits, where applicable); plus

                    (ii) Executive's Base Salary for the balance of the Term, plus an amount equal to the most recent Annual Bonus received by the Executive prior to the year in which there is a Change of Control multiplied by the number of years remaining for the balance of the Term (determined without regard to any performance goals); plus

                    (iii) the present value (as determined by a nationally recognized employee benefits consulting firm agreed to by Executive and the Company) of the premiums payable by the Company or the Executive under health, dental, life insurance, disability and accident insurance plans or programs covering Executive for the balance of the Term.

               (b) In the event of a change of control (as defined in the Company's Long Term Incentive Plan or similar plan or agreement adopted by the Company hereafter pursuant to which stock-based, equity-based or performance compensation is granted to the Executive), any such outstanding stock-based, equity-based or performance compensation awards shall become fully vested and/or exercisable in accordance with the terms of the plan and agreement pursuant to which such compensation award was granted.

               (c) Notwithstanding any of the provisions of this Agreement, the amount of all payments to be made pursuant to this Section 3.6 after a Change of Control shall not exceed one dollar ($1.00) less than that amount that would cause any such payment to be deemed a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), and as
Section 280G of the Code is then in effect at the time of such payment.

               (d) "CHANGE OF CONTROL" shall mean the occurrence of any of the following:

                    (i) the acquisition by any person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) or 14(d)(2) of the United States Securities



EMPLOYMENT AGREEMENT                                                      Page 3
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Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or any successor provision to either of the foregoing, of "beneficial ownership" directly or indirectly, of shares of capital stock of the Company entitling such person to exercise 50% or more of the total voting power of all "Voting Shares" of the Company;

                    (ii) the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of the Company's assets, if the stockholders of the Company immediately before such transaction own directly or indirectly, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than 50% of the voting power of the surviving or acquiring entity; or

                    (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, unless otherwise determined by the Company, no Change in Control of the Company shall be deemed to have occurred if (x) the Executive is a member of a group which first announces a proposal which, if successful, would result in a Change of Control, which proposal (including any modifications thereof) is ultimately successful, (y) the Executive acquires a one percent or more equity interest in the entity which ultimately acquires the Company or all or substantially all of the Company's assets pursuant to the transaction described in (x) of this paragraph or (z) the event otherwise constituting a Change of Control is approved by the stockholders of the Company prior to the occurrence of a Change of Control and Executive's employment is continued by the Company or its successor under this Agreement for the balance of the Term.

               "BENEFICIAL OWNERSHIP" shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act, except that a person shall be deemed to be the "beneficial owner" of all securities that such person has the right to acquire, whether such right is excisable immediately or only after the passage of time.

               "VOTING SHARE" means all outstanding shares of any class or classes (however designated) of capital stock of the Company entitled to vote generally in the election of the Board of Directors of the Company.

          3.7 Payment of Compensation and Benefits. Executive acknowledges and agrees that all payments required to be paid to Executive and benefits to be provided to Executive may be paid or provided by Cinemark USA, Inc. or its successor.

     4. Confidential Information.

          4.1 General. Executive acknowledges that during employment by and as a result of a relationship with the Company and its affiliates, Executive has obtained and will obtain knowledge of, and has been given and will be given access to, information, including, but not limited to, information regarding the business, operations, products, proposed products, production methods, processes, customer lists, advertising, marketing and promotional plans and materials, price lists, pricing policies, financial information and other trade secrets, confidential



EMPLOYMENT AGREEMENT                                                      Page 4
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information and proprietary material of the Company and its affiliates or designated as being confidential by the Company or its affiliates which is not generally known to non-Company personnel, including information and material originated, discovered or developed in whole or in part by Executive (collectively referred to herein as "CONFIDENTIAL INFORMATION"). Executive agrees that during the Term of this Agreement and, to the fullest extent permitted by law, thereafter, Executive will, in a fiduciary capacity for the benefit of the Company and its affiliates, hold all Confidential Information strictly in confidence and will not directly or indirectly reveal, report, disclose, publish or transfer any of such Confidential Information to any person, firm or other entity, or utilize any of the Confidential Information for any purpose, except in furtherance of Executive's employment under this Agreement. Executive acknowledges that the Company and its affiliates are providing Executive additional Confidential Information that Executive was not given prior to execution of this Agreement, as further consideration to Executive for executing this Agreement, including the promises and agreements made by Executive in this Sections 4.1, 4.4 and 4.5 of this Agreement.

          4.2 Proprietary Interest. All inventions, designs, improvements, patents, copyrights and discoveries conceived by Executive during Executive's employment by the Company or its affiliates that are useful in or directly or indirectly related to the business of the Company or to any experimental work carried on by the Company or its affiliates, shall be the property of the Company. Executive will promptly and fully disclose to the Company or its affiliates all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and shall take all steps necessary and reasonably required to assure the Company's or such affiliate's ownership thereof and to assist the Company and its affiliates in protecting or defending the Company's or such affiliate's proprietary rights therein.

          4.3 Return of Materials. Executive expressly acknowledges that all lists, books, records and other Confidential Information of the Company and its affiliates obtained in connection with the Company's business is the exclusive property of the Company or its affiliates and that upon the termination of Executive's employment by the Company or its affiliates, Executive will immediately surrender and return to the Company or its affiliates all such items and all other property belonging to the Company or its affiliates then in the possession of Executive, and Executive shall not make or retain any copies thereof.

          4.4 Nonsolicitation of Employees, Customers and Suppliers. Executive covenants that, during Executive's employment with the Company or its affiliates and for a period of one (1) year from the date of termination of Executive's employment with the Company or its affiliates, Executive will not (i) directly or indirectly induce or attempt to induce any employee of the Company or its affiliates to terminate Executive's employment or (ii) without prior written consent of the Company or its affiliates, offer employment either on behalf of himself or on behalf of any other individual or entity to any employee of the Company or its affiliates or to any terminated employee of the Company or its affiliates. Executive further covenants that during Executive's employment with the Company or its affiliates and for a period of one (1) year from the date of termination of Executive's employment with the Company or its affiliates, Executive will not directly or indirectly attempt to induce any customer or supplier of the Company or its affiliates that Executive worked with during


EMPLOYMENT AGREEMENT                                                      Page 5
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Executive's employment by the Company or its affiliates to cease being a customer or supplier of the Company or its affiliates.

          4.5 Property of the Company. Executive acknowledges that from time to time in the course of providing services pursuant to this Agreement Executive shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company and its affiliates and Executive hereby agrees that such property shall remain the exclusive property of the Company and its affiliates, and Executive shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, Executive's customer and supplier lists, contract forms, books of account, computer programs and similar property.

          4.6 Injunctive Relief. Executive agrees and acknowledges that the restrictions contained in this Section 4 are reasonable in scope and duration and are necessary to protect the business interests and Confidential Information of the Company and its affiliates after the Effective Date of this Agreement. If any provision of this Section 4 as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision in this Section 4, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 4 will cause irreparable damage to the Company, and upon breach of any provision of this Section 4, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitations, the right to seek monetary damages). Executive acknowledges and agrees that Executive will receive substantial, valuable consideration from the Company for the covenants contained in this Section 4, including (i) Confidential Information, (ii) specialized training and/or (iii) compensation and other benefits.

     5. Termination.

          5.1 Termination Prior to Expiration of Term. The Executive's employment, and Executive's rights under this Agreement, may be terminated prior to the expiration of the Term of this Agreement only as provided in this Section 5.

          5.2 Death or Disability.

               (a) The Company may terminate the Executive's employment hereunder due to death or Disability (as defined below). If the Executive's employment hereunder is terminated as a result of death or Disability, the Executive (or the Executive's estate or personal representative in the event of death) shall be entitled to receive (i) all Base Salary due to the Executive through the date of termination, (ii) a pro-rata portion of the Annual Bonus, if any, payable for the period of the Executive's employment during the fiscal year of the Company prior to Executive's termination of employment, (iii) any previously vested stock options or



EMPLOYMENT AGREEMENT                                                      Page 6
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benefits, such as retirement benefits in accordance with the terms of the plan or agreement pursuant to which such benefits were granted to Executive (items
(i) through (iii) above collectively referred to as "ACCRUED EMPLOYMENT ENTITLEMENTS"), (iv) the Executive's full Base Salary until the expiration of six months from the date on which the Executive was first unable substantially to perform Executive's duties hereunder and, as of the last day of such six-month period, shall be entitled to receive a lump sum payment equal to an additional six months of Base Salary and (v) any benefits payable to the Executive or Executive's beneficiaries, as applicable, in accordance with the terms of the applicable benefit plan. At the Company's expense, the Executive and/or the Executive's dependents shall be entitled to continue to participate in the Company's welfare benefit plans and programs on the same terms as similarly situated active employees for a period of twelve months from the date the Executive was first unable to substantially perform the Executive's duties hereunder. The Executive and/or the Executive's dependents shall thereafter be entitled to any continuation of such benefits provided under such benefit plans or by applicable law. Following the death or Disability of the Executive, the Executive's participation under any stock option or other incentive compensation plan (other than bonuses included in the definition of Accrued Employment Entitlements) shall be governed by the terms of such plans.

               (b) "DISABILITY" shall mean a total and permanent physical or mental impairment that (a) renders the Executive unable to perform the essential functions of the Executive's position, even with reasonable accommodation that does not impose an undue hardship on the Company, (b) has existed for sixty days, and (c) in the opinion of a physician mutually agreed upon by the Company and the Executive (which agreement shall not be unreasonably withheld) will last for a duration of at least 180 days. The Executive's Disability shall be determined by the Company, in good faith, based upon information supplied by the Executive and the physician mutually agreed upon by the Company and the Executive.

          5.3 Termination by the Company for Cause or by the Executive because of a Voluntary Termination.

               (a) The Executive's employment hereunder may be terminated by the Company for Cause (as hereinafter defined) or by the Executive under a Voluntary Termination (as hereinafter defined). If the Executive's employment hereunder is terminated under this Section 5.3, the Executive shall be entitled to receive the Accrued Employment Entitlements. Furthermore, the Company shall honor any rights previously vested in the Executive under a stock option or similar incentive compensation plan or program in accordance with the terms of such plan or program. Except as specifically set forth in this Section 5.3, the Company shall have no further obligations to the Executive following a termination for Cause, or a Voluntary Termination.

               (b) "CAUSE" shall mean (i) the Executive's conviction of, or plea of guilty to, a felony; (ii) the commission of fraud, embezzlement or theft by the Executive in connection with the Executive's duties; (iii) a material breach of this Agreement by the Executive and/or the Executive's gross neglect of Executive's duties hereunder determined by the Board pursuant to Section 5.3(d) below; or (iv) the intentional wrongful damage to property of the Company or its affiliates.



EMPLOYMENT AGREEMENT                                                      Page 7
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               (c) "VOLUNTARY TERMINATION" shall mean a termination of
employment by the Executive on Executive's own initiative other than (i) a termination due to Disability or (ii) a termination for Good Reason.

               (d) The Company may not terminate the Executive's employment for Cause pursuant to Section 5.3(b)(iii) unless:

                    (i) The Company provides the Executive with written notice (the "NOTICE OF TERMINATION") of its intent to terminate the Executive's employment for Cause pursuant to Section 5.3(b)(iii), including a detailed description of the specific reasons which form the basis for such termination as well as the effective date of such termination of employment (which effective date may be the date of such Notice of Termination);

                    (ii) for a period of not less than thirty (30) days after the date Notice of Termination is provided, the Executive shall have the opportunity to appear before the Board with or without legal representation, at the Executive's election, to present arguments and evidence on Executive's own behalf; and

                    (iii) following the presentation to the Board as provided in
(ii) above or the Executive's failure to appear before the Board at a date and time specified in the Notice of Termination (which date shall not be less than ten (10) days after the date the Notice of Termination is provided), the termination for Cause pursuant to Section 5.3(b)(iii) shall become effective as of the effective date specified in the Notice of Termination if (x) the Board, by the affirmative vote of two-thirds of its members (excluding the Executive if Executive is a member of the Board, and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate the Executive's employment for Cause pursuant to Section 5.3(b)(iii)), determines that the actions or inactions of the Executive specified in the Notice of Termination occurred, that such actions or inactions constitute Cause pursuant to Section 5.3(b)(iii), and that the Executive's employment should accordingly be terminated for Cause pursuant to Section 5.3(b)(iii); and (y) the Board provides the Executive with a written determination (a "CONFIRMATION OF TERMINATION FOR CAUSE") setting forth in specific detail the basis of such termination of employment. Unless the Company reasonably establishes both (i) its compliance with the substantive and procedural requirements of this Section 5.3(d) prior to confirmation of a termination of the Executive's employment for Cause pursuant to Section 5.3(b)(iii), and (ii) that the Executive's action or inaction specified in the Notice of Termination for Cause pursuant to Section 5.3(b)(iii) did occur and constituted Cause pursuant to Section 5.3(b)(iii), any termination of the Executive's employment with the Company shall be deemed a Termination without Cause pursuant to Section 5.3(b)(iii) for all purposes of this Agreement.

          5.4 Termination by the Company without Cause or by the Executive for Good Reason. The Company may terminate the Executive's employment hereunder without Cause, and the Executive shall be permitted to terminate Executive's employment hereunder for Good Reason (as hereinafter defined). If the Company terminates the Executive's employment hereunder without Cause, other than due to death or Disability, or if the Executive effects a termination for Good Reason, the Executive shall be entitled to receive the payments and benefits set forth in this Section 5.4.


EMPLOYMENT AGREEMENT                                                      Page 8
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               (a) The Executive shall be entitled to receive, within ten business days following the effective date of such termination of employment, a lump sum in cash equal to:

                    (i) the Executive's Accrued Employment Entitlements (in accordance with the terms of the benefit plans providing such benefits, where applicable); plus

                    (ii) Executive's annual Base Salary in effect as of the date of such termination, plus an amount equal to the most recent Annual Bonus received by the Executive prior to the date of such termination (determined without regard to any performance goals), multiplied by the number of years remaining for the balance of the Term; plus

                    (iii) at the Executive's option, either (x) the present value (as determined by a nationally recognized employee benefits consulting or public accounting firm agreed to by the Executive and the Company) for one year of the Company's and the Executive's premiums payable under health, life insurance, disability and accident insurance plans or programs covering the Executive; or (y) Executive and Executive's dependents shall be entitled to continue to participate in the Company's welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of twelve months from the Termination Date. Following the expiration of such twelve month period, Executive and/or Executive's dependents shall be entitled to any continuation of benefits as are provided under such benefit plans by the Company or as are required to be provided in accordance with applicable law.

               (b) Any outstanding stock-based, equity-based, stock option or performance compensation awards granted to the Executive shall become fully vested and/or exercisable as of the effective date of such termination of employment and shall remain exercisable in accordance with the terms contained in the plan and agreement pursuant to which such compensation awards were granted.

               (c) For purposes of the calculation of the Executive's benefit under any supplemental defined benefit plan in which the Executive participates, the Executive shall be credited with additional years of service equal to the balance of the Term hereunder.

               (d) "GOOD REASON" means and shall be deemed to exist if, without the prior written consent of the Executive, (i) the Executive suffers a significant reduction in duties, responsibilities or effective authority associated with Executive's titles and positions as set forth and described in this Agreement or is assigned any duties or responsibilities inconsistent in any material respect therewith; (ii) the Company fails to pay Executive any amounts or provide any material benefits required to be paid or provided under this Agreement; (iii) the Company changes the Executive's title or reporting requirements; (iv) the Executive's compensation (other than Base Salary, which is governed by Section 3.2) or benefits provided for hereunder are decreased other than as part of reductions affecting the Company's executives generally; or (v) without the approval of Executive or Lee Roy Mitchell, (x) the Company exhibits at any theatres owned or managed by the Company or its subsidiaries, films that are either not rated or rated NC-17, X or other rating more restrictive than an R rating by The Motion Picture Association of America or any successor industry organization that regularly publishes film ratings or (y) the Company sells alcoholic beverages to patrons at any theatres owned or managed by the



EMPLOYMENT AGREEMENT                                                      Page 9
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Company or its subsidiaries. No termination by the Executive shall be for "Good
Reason" unless notice of such termination setting forth in particular the event(s) constituting Good Reason is delivered to the Company within ninety days following the date on which the event constituting Good Reason occurs and the Company fails to cure or remedy the event(s) identified in the notice within thirty (30) days after receipt of such notice.

          5.5 General Release. Except where the termination is the result of Executive's death and notwithstanding the foregoing, no payment shall be made by the Company to Executive under this Section 5 unless otherwise required by state, local or federal law, until Executive executes a general release of all claims in a form reasonably approved by the Company.

     6. Arbitration.

          6.1 General. Any dispute, controversy or claim arising out of or relating to this Agreement, the breach hereof or the coverage or enforceability of this arbitration provision shall be settled by arbitration in Dallas, Texas (or such other location as the Company and the Executive may mutually agree), conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules are in effect in Dallas/Fort Worth, Texas on the date of delivery of demand for arbitration. The arbitration of any such issue, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court of law. Notwithstanding the foregoing, either party hereto may seek any provisional remedy in a court, including but not limited to an action for injunctive relief or attachment, without waiving the right to arbitration.

          6.2 Procedure.

               (a) Either party may demand such arbitration by giving notice of that demand to the other party. The notice shall state (x) the matter in controversy, and (y) the name of the arbitrator selected by the party giving the notice.

               (b) Not more than fifteen days after such notice is given, the other party shall give notice to the party who demanded arbitration of the name of the arbitrator selected by the other party. If the other party shall fail to timely give such notice, the arbitrator that the other party was entitled to select shall be named by the Arbitration Committee of the American Arbitration Association. Not more than fifteen days after the second arbitrator is so named; the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to timely select a third arbitrator, the third arbitrator shall be named by the Arbitration Committee of the American Arbitration Association.

               (c) The dispute shall be arbitrated at a hearing that shall be concluded within ten days immediately following the date the dispute is submitted to arbitration unless a majority of the arbitrators shall elect to extend the period of arbitration. Any award made by a majority of the arbitrators (x) shall be made within ten days following the conclusion of the arbitration hearing, (y) shall be conclusive and binding on the parties, and (z) may be made the subject of a judgment of any court having jurisdiction.



EMPLOYMENT AGREEMENT                                                     Page 10

               (d) The Company agrees that it will pay Executive's salary and benefits through conclusion of the arbitration.

               (e) Any amount to which Executive is entitled under this Agreement (including any disputed amount) which is not paid when due shall bear interest from the date due but not paid at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum lawful rate.

          6.3 Costs and Expenses. All administrative and arbitration fees, costs and expenses shall be borne by the Company.

     7. Non-Assignment. This Agreement shall not be assignable nor the duties hereunder delegable by the Executive. None of the payments hereunder may be encumbered or in any way anticipated by Executive (or Executive's estate or personal representative). The Company shall not assign this Agreement nor shall it transfer all or any substantial part of its assets without first obtaining in conjunction with such transfer the express assumption of the obligations hereof by the assignee or transferee.

     8. Remedies. The Executive acknowledges that the services the Executive is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage will result to the Company in the event of any default or breach of this Agreement by the Executive. Accordingly, the Executive agrees that the Company will, in addition to any other remedies available to it at law, in equity or, without limitation, otherwise, be entitled to injunctive relief and/or specific performance to enforce the terms, or prevent or remedy the violation, of any provisions of this Agreement. This provision shall not constitute a waiver by the Company of any rights to damages or other remedies which it may have pursuant to this Agreement or otherwise.

     9. Survival. The provisions of Sections 4, 5, 6 and 8 shall survive the expiration or earlier termination of this Agreement.

     10. Taxes. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by Federal, state or local law.

     11. No Obligation to Mitigate; No Rights of Offset.

          11.1 The Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to the Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by the Executive as a result of employment by another person.

          11.2 The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.


EMPLOYMENT AGREEMENT                                                     Page 11

     12. Notices. Any notice or other communications relating to this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested, or sent by overnight courier, to the party concerned at the address set forth below:

     If to Company:         3900 Dallas Parkway
                            Suite 500
                            Attn: Chief Executive Officer

     If to the Executive:   At the Executive's residence address as maintained
                            by the Company in the regular course of its business for payroll purposes.

          Either party may change the address for the giving of notices at any time by notice given to the other party under the provisions of this Section 12. If notice is given by personal delivery or overnight courier, said notice shall be conclusively deemed given at the time of such delivery or upon receipt of such couriered notice. If notice is given by mail, such notice shall be conclusively deemed given upon deposit thereof in the United States mail.

     13. Participation Agreement. The Company and Executive are parties to that certain Agreement to Participate in Profits and Losses dated as of February 1, 2002, between the Company and Executive (the "PARTICIPATION AGREEMENT"). Notwithstanding any provision of this Agreement to the contrary, nothing herein shall be construed to terminate or modify in any manner the Participation Agreement or the rights and obligations of the Company or Executive under the Participation Agreement.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior written and oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. Without limiting the generality of the foregoing sentence, this Agreement supersedes any prior agreement, oral or written. This Agreement may not be changed orally, but only by an agreement in writing signed by both parties.

     15. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

     16. Construction. This Agreement shall be governed under and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws. The paragraph headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. It is intended by the parties that this Agreement be interpreted in accordance with its fair and simple meaning, not for or against either party, and neither party shall be deemed to be the drafter of this Agreement.

     17. Severability. If any portion or provision of this Agreement is deter-mined by arbitration or by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining portions or provisions hereof shall not be affected. The covenants in this Agreement are severable and separate, and the unenforceability of any specific covenant shall not affect the enforceability of any other covenant. Moreover, in the event any court of competent jurisdiction



EMPLOYMENT AGREEMENT                                                     Page 12
shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

     18. Binding Effect. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the permitted successors, assigns, heirs, administrators, executors and personal representatives of the parties.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and in the year first written above.


                                  COMPANY:

                                  CINEMARK, INC.



                                  By: /s/ LEE ROY MITCHELL
                                      -----------------------------------------
                                  Name: Lee Roy Mitchell
                                        ---------------------------------------
                                  Title: Chief Executive Officer
                                         --------------------------------------


                                  EXECUTIVE:


                                  /s/ ALAN STOCK
                                  ---------------------------------------------
                                  Alan Stock





EMPLOYMENT AGREEMENT                                                     Page 13

                                 Schedule 3.2(b)


     Executive will be entitled to participate in the Company's current bonus program in effect or as may be amended from time to time during the Term of this Agreement. Pursuant to the bonus plan as currently in effect as of the date of this Agreement, Executive is entitled to an Annual Bonus determined as follows. During December of each fiscal year, the Board (or such individual, group or committee that the Board may select as its delegate), shall set a target EBITDA for the Company on a consolidated basis (the "TARGET") for the next fiscal year. For the 2002 fiscal year the Target is $186.5 million. The Executive shall receive a cash bonus equal to (i) a minimum of 20% of Executive's annual Base Salary if the EBITDA of the Company is at least 95% of the Target, (ii) 40% of Executive's annual Base Salary if the EBITDA of the Company is equal to the Target, (iii) a maximum of 60% of Executive's annual Base Salary if the EBITDA of the Company is at least 105% of the Target. The percentage of the Executive's annual Base Salary shall be adjusted proportionately upward or downward, as applicable, from the established percentages if the EBITDA of the Company falls between the threshold percentages specified above. If EBITDA for any fiscal year is less than 95% of the Target, no Annual Bonus will be paid.


     The following is an example by way of illustration:

                  CALCULATION OF 2002 BONUS FOR 40% TARGET POOL

     If the Company achieves an EBITDA of $190 million (before adjusting down for the bonus accrual) which would place the Company at 101.88% of the EBITDA Target of $186.5 million; at 101.88%, the Annual Bonus would be 47.52%.


    Bonus % 20.00 <-------------------->  40.0 <--------------------> 60.00

    EBITDA  $177.18 M <------------>      $186.5 M <------------->    $195.83 M

                                 $190 M = 47.52%




EMPLOYMENT AGREEMENT                                                     Page 14